UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Smart Balance, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a list of questions and answers related to the proposed option exchange program, which Smart Balance, Inc. will distribute to its employees in connection with employee meeting(s) regarding the proposed option exchange program.

Smart Balance, Inc.
Option Exchange Program
Questions and Answers
as of December 15, 2010

The following Questions & Answers were prepared to address common questions employees may have regarding the proposed Option Exchange Program set forth in a preliminary proxy statement filed on December 15, 2010. It is currently anticipated that final board approval will be sought prior to filing the definitive proxy statement.  In addition, stockholder approval will be sought at a special meeting of the stockholders tentatively scheduled for February 2011 for the Option Exchange Program both as it relates to options held by employees who are not executive officers or employee directors and as it relates to options held by executive officers and employee directors.  Even if the board gives final approval and the Company’s stockholders approve the program as it relates to options held by employees who are not executive officers or employee directors and/or as it relates to options held by executive officers and employee directors, the Company may still decide either not to implement the program or to delay its implementation.  The following information is provided as of December 15, 2010 and does not contain complete details about the Option Exchange Program.  Additional information is contained in the Company’s preliminary proxy statement that will be available as soon as practicable on the Company’s website at www.smartbalance.com/investor/sec-filings and by searching the Company’s SEC filing at www.sec.gov.

Q1.           What is the proposed Option Exchange Program?

A1.           The Company anticipates offering eligible employees a one-time opportunity to exchange certain eligible underwater (i.e., exercise price is significantly greater than current trading price) stock options granted on or prior to December 30, 2008 for fewer stock options with a lower exercise price (the “Option Exchange Program”).  The exact number of replacement options that would be granted for the exchanged options would be determined based upon exchange ratios determined by the compensation committee of the board of directors based on the advice of its independent compensation consultant. Such exchange ratios would be designed to provide participants with replacement options that have a fair value approximately equal to the fair value of the surrendered options (i.e., value-for-value exchange). The replacement options would have an exercise price equal to our stock price on the date they are granted. (See A2 below).

Q2.           How will the Option Exchange Program operate?

A2.           The stockholders will be asked to vote on two proposals at the special meeting: (1) to approve the Option Exchange Program for all employees other than executive officers and employee directors; and (2) to approve the Option Exchange Program for executive officers and employee directors. Stockholders may decide to approve both proposals, only one of the two proposals or neither of the proposals.  If both proposals are approved, all eligible employees, executive officers and employee directors will generally be allowed to participate in any Option Exchange Program. However, if the stockholders only approve one of the proposals, then only those eligible for the Option Exchange Program for which stockholder approval was obtained will be allowed to participate. For example, if only the first proposal is approved by stockholders, only eligible employees who are not executive officers or employee directors will be eligible to participate in the Option Exchange Program. If neither proposal is approved, no Option Exchange Program will be implemented.  If the Option Exchange Program is approved, the compensation committee will determine when, if at all, the program will begin.  Once the program begins, it will remain available for at least 20 business days during which you may elect to exchange your eligible options (if any).  The last day of such period will be the grant date.

While the Company currently intends to commence the Option Exchange Program as soon as practicable following the Special Meeting, the Company may implement the Option Exchange Program at any time within twelve months of obtaining stockholder approval.  In addition, even if the Option Exchnage Program is approved by stockholders, the compensation committee may decide not to implement the Option Exchange Program.

Q3.           Why is the Company proposing to offer to exchange our stock options?

A3.           The Company believes that the sustained decline in the price of Company stock has had a negative impact on the use of stock options as an incentive and retentive tool and the Option Exchange Program will better align the interests of the employees with the interests of the stockholders.  Because such a large number of our outstanding options have exercise prices that are much higher than the current stock price and a substantial number have additional vesting restrictions tied to achieving a stock price of $16.75 and $20.25, many employees believe their options are of little or no value.  These outstanding options are no longer an effective means of retaining our key talent.  The Company is proposing to offer this exchange because we want to restore the important retentive and incentive values for our executive officers, employee directors and other eligible employees for which these options were granted.

Q4.           Who will be eligible for the Option Exchange Program?

A4.           Generally, our executive officers and our other employees who hold eligible options will be eligible to participate, subject to stockholder approval of both proposals to be presented at the special meeting. (See A2 above and A5 below). Non-employee directors and consultants would not be eligible to participate in the Option Exchange Program.

Q5.           Which options are eligible for the exchange?

A5.           Only stock options that (1) were granted on or before December 30, 2008 and (2) have an exercise price that is greater than the highest trading price over the 52-week period ending immediately prior to the start of the Option Exchange Program will be eligible for exchange as part of the program. This is currently estimated to be $6.92.

Q6.           Why will only those options that were granted on or before December 30, 2008 and which have an exercise price above the 52-week high be eligible for exchange?

A6.           The Company believes that only those options that are deeply underwater should be eligible for exchange.  In addition, the Option Exchange Program has been designed with our stockholders’ interests in mind, and therefore, it has been determined that all options granted within the last two years should not be eligible for exchange.

Q7.           Will this exchange offer include both vested and unvested options?

A7.           Yes.  This exchange offer will include all eligible outstanding options, whether vested or not.

Q8.           Would I be able to exchange only a portion of my eligible options?

A8.           No.  If you elect to participate in the Option Exchange Program, you must exchange all of your eligible options.  Options that are not eligible for this Option Exchange Program will be unaffected by your participation in this program.

Q9.           What is the expected timeline of this exchange offer?

A9.           The timeline of the exchange, if implemented, will not be determined until the proposal has been approved by the Company’s stockholders.  Eligible employees and executive officers will be notified of the date upon which the Option Exchange Program will begin and will have at least 20 business days in which to elect to participate in the Option Exchange Program.

Q10.                      What will be the new grant date?

A10.                      The timeline of the exchange and the grant date for the replacement options will not be determined until the proposal has been approved by the company’s stockholders and implemented.  The new grant date will occur at the end of the last day of the exchange period (which may not be prior to the 20th business day of the exchange period).

Q11.                      How many new options would I get if I choose to participate?

A11.                      Eligible options would be able to be exchanged for fewer replacement options with a lower exercise price based on a specific exchange ratio designed to ensure that the replacement options will have a fair value approximately equal to the fair value of the surrendered options. The exchange ratio would be set at the commencement of the Option Exchange Program.

Q12.                      Why isn’t the exchange ratio set as one-for-one?

A12.                      As noted above, the proposed Option Exchange Program will be structured as a value-for-value exchange. An outstanding option that has a higher exercise price generally will have less value than a similar option with a lower exercise price. Because of this, more underwater options are required to be forfeited to equal the value of a replacement option with a lower exercise price. This is true for options that have price appreciation vesting conditions as well. If the ratio were set at one-for-one, this exchange would not be a value-for-value exchange and it would result in a significant expense for the Company, which we do not believe is in the best interest of the Company or our stockholders.

Q13.                      What would be my new exercise price?

A13.                      The new stock options would be granted with an exercise price equal to the closing price of the Company’s common stock on the new stock option grant date.  The grant date occurs at the closing of the exchange offer (which is expected to be the 20th business day of the exchange period).

Q14.                      Will the terms and conditions of the new stock option grant be the same as the exchanged stock options?

A14.                      No, the new options would have a new time-based vesting schedule – options would vest 25% on each annual anniversary of the new grant date, subject to your continued employment on each vesting date.  However, replacement options will continue to have the same term as the eligible options for which they are exchanged and will generally maintain the same terms and conditions aside from vesting as the option for which it was exchanged.  All options will be granted pursuant to an award agreement under the Company Stock and Awards Plan and you should refer to that award agreement and plan for a full description of terms and conditions applicable to the replacement options. If you remain with the Company for four years following the grant date, your replacement options will be fully vested.

Q15.                      Will the new vesting schedule for the replacement options apply to both my existing vested and unvested options?

A15.                      Yes. All replacement options granted under the program (regardless of whether exchanged options are currently vested) will be subject to a new time-based vesting schedule which will begin anew at the time of the grant. There will be no performance-based vesting.

Q16.                      Would I have to participate in the Option Exchange Program?

A16.                      No.  Participation in the Option Exchange Program would be completely voluntary.  If you choose not to participate, you would keep all of your outstanding stock options, including the stock options that are eligible for the Option Exchange Program, and you would not receive a replacement grant.  No changes would be made to the terms of your current stock options if you choose not to participate – they would retain their existing exercise price and time-based or performance-based vesting schedules, as applicable.  If you do elect to participate in the Option Exchange Program, you must exchange all of your eligible options.

Q17.                      What happens to the options which I tender in the exchange?

A17.                      Those options will no longer exist after you tender them as part of the Option Exchange Program and the program is consummated.

Q18.                      How would I decide whether or not to exchange my eligible options for new options?

A18.                      The decision will be yours.  The Company cannot advise you as to whether or not you should participate in the program.  If the Option Exchange Program is approved by our stockholders and the compensation committee decides to proceed with the Option Exchange, executive officers and/or other employees who are eligible to participate in the Option Exchange Program will receive exchange offer documents explaining the program.

Q19.                      How do I find out how many eligible options I have and what their exercise prices are?

A19.                      You should review your existing award agreements.  If the Option Exchange Program is approved and the compensation committee decides to proceed with the Option Exchange, you would receive more details regarding the process for participating.  If you are uncertain about your awards, please contact Patti Rooney, Manager, Corporate Support & Human Resources at (201) 421-3933.

Q20.                      Would this exchange offer affect future equity grants?

A20.                      This is a one-time event to exchange certain outstanding options.  It does not affect our ongoing compensation programs, including the issuance of any future equity grants by our compensation committee.

Q21.                      Where can I find additional information about the Option Exchange Program?

A21.                      Additional information about the option exchange offer can be found in the Company’s preliminary proxy statement that was filed with the SEC on December 15, 2010.  A copy of the preliminary proxy statement, and when filed with the SEC, a copy of the definitive proxy statement, will be available on the Company’s website at www.smartbalance.com/investor/sec-filings. A copy of the preliminary proxy statement may be found, and when filed with the SEC, a copy of the definitive proxy statement will be available, by searching the Company’s SEC filing at www.sec.gov.

Q22.                      Can you provide me with an example of how the exchange ratios would work?

A22.                      Exchange ratios will depend on a number of factors, including the exercise price and the grant date of your existing option, as well as whether the option was subject to time or performance-based vesting. For an example of how the exchange would work, please refer to the Company’s preliminary proxy statement filed with the SEC on December 15, 2010, and when filed with the SEC, a copy of the definitive proxy statement.

Q23.                      Will I owe taxes if I participate in the program?

A23.                      Generally, the exchange of eligible stock options is treated as a non-taxable exchange, and no income should be recognized upon the grant of the new stock options for U.S. federal income tax purposes.  You should consult your personal tax advisor for additional information about your personal tax situation.

Q24.                      How will I elect to exchange my options?

A24.                      If the Option Exchange Program is approved by our stockholders and the Company elects to implement the program, you would receive more details regarding the process for participating.

Q25.                      Are there circumstances under which I would not be granted new options?

A25.                      Yes.  If you are no longer an employee of the Company on the new option grant date, you would not receive a replacement grant.

Q26.                      What will happen if I leave the Company after exchanging my options, but before my new options are vested?

A26.                      You will be required to be employed by the Company on each vesting date to receive vesting associated with that date, which is no different than what currently exists.  If you are not employed by the Company at such times, you would not receive associated vesting of your new options.

Q27.                      Who can I talk to if I have questions regarding the Option Exchange Program?

A27.                      Please contact Patti Rooney, Manager, Corporate Support & Human Resources at (201) 421-3933.

The Company has not initiated the Option Exchange Program and will not do so unless we submit the Option Exchange Program for approval by the Company’s stockholders and we obtain approval from the Company’s stockholders at our Special Meeting of Stockholders tentatively scheduled for February 2011.  Even if stockholder approval is obtained, the Company may still decide to not implement the program or to delay its implementation.  The Company has filed with the Securities and Exchange Commission (SEC) a preliminary proxy statement, and will file a definitive proxy statement, for a special meeting of stockholders to be held to vote on the Option Exchange Program.  Stockholders of the Company should read the proxy statement and other related materials when they become available because they will contain important information about the Option Exchange Program, including information relating to the Company's participants in the Company's solicitation of proxies and their interests in the Option Exchange Program.   In addition, if the program is commenced, the Company will file a Tender Offer Statement on Schedule TO with the SEC.  If you are eligible to participate in the program, you should read the Tender Offer Statement and other related materials when they become available because they will contain important information about the Option Exchange Program.  Company stockholders and option holders will be able to obtain these written materials and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov.